Exhibit 99.3

HCP, Inc.

Reconciliation of projected FFO, FFO as adjusted and FAD per share to GAAP earnings per share(1)

	Full Year 2015
	Low	High

Diluted earnings per common share	$0.87	$0.93
Real estate depreciation and amortization	1.04	1.04
Other depreciation and amortization	0.05	0.05
Gain on sales of real estate	(0.01)	(0.01)
Joint venture FFO adjustments	0.07	0.07
Diluted FFO per common share	$2.02	$2.08
Impairment(2)	1.03	1.03
Transaction-related items	0.01	0.01
Diluted FFO as adjusted per common share	$3.06	$3.12
Amortization of net market lease intangibles and deferred revenues	(0.01)	(0.01)
Amortization of deferred compensation	0.05	0.05
Amortization of deferred financing costs, net	0.04	0.04
Straight-line rents	(0.06)	(0.06)
DFL accretion(3)	(0.18)	(0.18)
Other depreciation and amortization	(0.05)	(0.05)
Leasing costs and tenant and capital improvements	(0.18)	(0.18)
Lease restructure payments	0.05	0.05
Joint venture adjustments – CCRC entrance fees	0.06	0.06
Joint venture and other FAD adjustments(3)	(0.15)	(0.15)
Diluted FAD per common share	$2.63	$2.69

______________________________________________

(1)          Except as otherwise noted above, the foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release.  Except as otherwise noted, these estimates do not reflect the potential impact of future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. There can be no assurance that our actual results will not differ materially from the estimates set forth above.  The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this press release.  Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)          As described in this release, we will record a non-cash impairment charge related to our DFL investments with HCRMC.

(3)          Our ownership interest in HCRMC is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCRMC.  Further, our share of earnings from HCRMC (equity income) increases for the corresponding elimination of related lease expense recognized at the HCRMC entity level, which we present as a non-cash joint venture FAD adjustment.

We believe Funds From Operations (“FFO”) is an important supplemental measure of operating performance for a REIT.  Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative.  The term FFO was developed by the REIT industry to address this issue.  FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is net income applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains or losses from sales of property, impairments of, or related to, depreciable real estate, plus real estate, direct financing lease (“DFL”) and other depreciation and amortization, and after adjustments for joint ventures.  Adjustments for joint ventures are calculated to reflect FFO on the same basis.  FFO does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income.  We compute FFO in accordance with the current NAREIT definition; however, other REITs may report FFO differently or have a different interpretation of the current NAREIT definition from ours.  FFO as adjusted represents FFO before the impact of impairments (recoveries) of non-depreciable assets, transaction-related items (defined below) and severance-related charges.  Transaction-related items include acquisition and pursuit costs (e.g., due diligence and closing) and gains/charges incurred as a result of mergers and acquisitions and lease amendment or termination activities.  Management believes that FFO as adjusted provides a meaningful supplemental measurement of our FFO run-rate.

This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income (determined in accordance with GAAP) or NAREIT FFO.

Funds Available for Distribution (“FAD”) is defined as FFO as adjusted after excluding the impact of the following: (i) amortization of acquired market lease intangibles, net; (ii) amortization of deferred compensation expense; (iii) amortization of deferred financing costs, net; (iv) straight-line rents; (v) accretion and depreciation related to DFLs and lease incentive amortization (reduction of straight-line rents); and (vi) deferred revenues, excluding amounts amortized into rental income that are associated with tenant funded improvements owned/recognized by us and up-front cash payments made by tenants to reduce their contractual rents. Also, FAD: (i) is computed after deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements; and (ii) includes lease restructure payments and adjustments to compute our share of FAD from our unconsolidated joint ventures and those related to CCRC non-refundable entrance fees.  Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, our FAD may not be comparable to those reported by other REITs.  Although our FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of our performance and is frequently used by analysts, investors, and other interested parties in the evaluation of our performance as a REIT.  FAD does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs, and should not be considered as an alternative to net income determined in accordance with GAAP.